Exhibit (14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Voya Variable Products Trust and Voya Investors Trust

We consent to the use of our report dated February 14, 2017, with respect to the financial statements of Voya MidCap Opportunities Portfolio, a series of Voya Variable Products Trust, incorporated herein by reference, and to the references to our firm under the headings “Representations and Warranties” and “Financial Highlights” in the Proxy Statement/Prospectus.

We also consent to the use of our report dated February 23, 2017, with respect to the financial statements of VY® FMR® Diversified Mid Cap Portfolio, a series of Voya Investors Trust, incorporated herein by reference, and to the references to our firm under the headings “Representations and Warranties” and “Financial Highlights” in the Proxy Statement/Prospectus.

Boston, Massachusetts

March 23, 2017